INFORMATION

For Immediate Release
November 18, 2003
Contact: 513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS FISCAL 2003 YEAR END AND FOURTH QUARTER
OPERATING RESULTS, DECLARES REGULAR QUARTERLY CASH DIVIDEND, ANNOUNCES
AN INCREASE IN THE CASH DIVIDEND RATE FOR FISCAL 2004, AND REAFFIRMS FISCAL
2004 SALES AND EARNINGS GUIDANCE

HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record fiscal 2003 net sales of $65.9 million (up 11% over fiscal 2002) and diluted earnings per share of $0.47 (up 38% over fiscal 2002) and at the upper range of management’s guidance;

•	reported record fourth quarter fiscal 2003 net sales of $17.2 million (up 10% over the fourth quarter of fiscal 2002) and diluted earnings per share of $0.12 (up 100% over the same period of the prior fiscal year;

•	declared the regular quarterly cash dividend of $0.09 per share, 29% higher than the regular quarterly rate of fiscal 2002; and

•	announced an 11% increase in the annual indicated cash dividend for fiscal 2004 from $0.36 to $0.40 per share; and

•	reaffirmed its earlier fiscal 2004 guidance of net sales between $71 million and $75 million and per share diluted earnings between $0.47 and $0.53 for the fiscal year ending September 30, 2004, based on average shares outstanding of 15.3 million.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2003	2002	% Change	2003	2002	% Change
Net Sales	$17,155	$15,559	10%	$65,864	$59,104	11%
Operating Income	3,175	1,913	66%	12,789	9,994	28%
Net Earnings	1,849	863	114%	7,018	5,031	39%
Earnings per Share (diluted)	$0.12	$0.06	100%	$0.47	$0.34	38%

Cash				$2,683	$3,060
Working Capital				17,831	15,126
Long-term Obligations				21,505	23,626
Shareholders' Equity				27,484	24,381
Total Assets				$66,420	$65,095

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2003 were $17,155,000 as compared to $15,559,000 for the same period of the prior fiscal year, an increase of $1,596,000 or 10%. Net earnings for the fourth quarter ended September 30, 2003, were $1,849,000 or $0.12 per diluted share, up 114% and 100% respectively over the fourth quarter of fiscal 2002. Diluted common shares outstanding for the fourth quarter of fiscal 2003 and 2002 were 15,132,000 and 14,749,000, respectively.

FISCAL YEAR 2003 OPERATING RESULTS

Net sales for fiscal 2003 were $65,864,000 as compared to $59,104,000 for fiscal 2002, an increase of $6,760,000 or 11%. Net earnings for fiscal 2003 were $7,018,000 or $0.47 per diluted share, compared to $5,031,000 or $0.34 per diluted share, up 39% and 38%, respectively over the prior fiscal year. Diluted common shares outstanding for fiscal 2003 and 2002 were 14,950,000 and 14,760,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.09 per share for the fourth quarter ended September 30, 2003. The dividend is of record November 28, 2003 and payable December 5, 2003. The annual cash dividend rate for fiscal 2003 was $0.36 per share, an increase of 29% over the $0.28 per share rate for fiscal 2002. No special or extra dividends were declared in connection with fiscal 2003.

The Board of Directors voted to increase the regular quarterly cash dividend rate to $0.10 per share for fiscal 2004. This annual indicated dividend rate of $0.40 per share represents an 11% increase over the fiscal 2003 rate of $0.36 per share. Meridian has increased its regular cash dividend rate eleven times since it established a regular dividend thirteen years ago. During November 2002, the Board of Directors adopted a new cash dividend policy calling for an increased payout ratio of net earnings. The fiscal 2003 and 2004 indicated dividend payout ratios reflect the Company’s policy of paying out between 75% and 85% of each fiscal year’s expected net earnings. Consideration will also be given by the Board to special year-end cash or stock dividends. The declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2004 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2004, management expects net sales to be in the range of $71 to $75 million and per share diluted earnings to be between $0.47 and $0.53. The per share estimates assume an increase in average shares outstanding from approximately 15.0 million at fiscal 2003 year end to 15.3 million at fiscal 2004 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2004.

FINANCIAL CONDITION

The Company’s financial condition is sound. At September 30, 2003, current assets were $33,161,000 compared to current liabilities of $15,330,000, thereby producing working capital of $17,831,000 and a current ratio of 2.16. Cash on hand was $2,683,000 and the Company had borrowing capacity of $19,537,000 under its commercial bank credit facility. Long-term debt obligations were $21,505,000 compared to shareholders’ equity of $27,484,000. Subordinated convertible debt of $20 million due 2006 represented 93% of the total long-term debt obligations outstanding. On November 12, 2003, the Company commenced an exchange offer for $16 million of its 7% convertible subordinated debentures and announced its plans to redeem the balance of $4 million in debentures at par, assuming the exchange offer is fully subscribed. The effect of this exchange offer, if successful, will be to reduce annual interest expense by about $500,000, reduce potential per share and ownership dilution, increase the likelihood of eventual equity conversion, and extend the maturity date of the indebtedness by seven (7) years.

Fourth Quarter and Fiscal 2003 (Unaudited) Results

Summary Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2003	2002	2003	2002
Net sales	$17,155	$15,559	$65,864	$59,104
Cost of goods sold	7,220	6,203	27,576	24,506

Gross profit	9,935	9,356	38,288	34,598

Operating expenses
Research and development	915	741	3,875	2,888
Sales and marketing	2,491	2,503	10,601	9,730
General and administrative	3,354	2,988	11,023	10,775
Costs of abandoned acquisition	--	1,211	--	1,211

Total operating expenses	6,760	7,443	25,499	24,604

Operating income	3,175	1,913	12,789	9,994
Other income (expense), net	(77)	(428)	(1,198)	(1,751)

Income before income taxes	3,098	1,485	11,591	8,243
Income tax provision	1,249	622	4,573	3,212

Net earnings	$1,849	$863	$7,018	$5,031

Net earnings per basic common share	$0.13	$0.06	$0.48	$0.34
Basic common shares outstanding	14,708	14,633	14,664	14,621
Net earnings per diluted common share	$0.12	$0.06	$0.47	$0.34
Diluted common shares outstanding	15,132	14,749	14,950	14,760

Company Comments

John A. Kraeutler, President and Chief Operating Officer, said, “Our strong financial performance in fiscal year 2003 is a testament to our strong, global operating team and its commitment to the achievement of our growth strategies. During the past year, Meridian Bioscience continued to capture market share in its core business, expanded its product portfolio with new influenza and other respiratory tests, and launched its Life Science business strategy. We are encouraged by the opportunities we have defined for fiscal 2004, and we are eagerly anticipating several pending new product introductions. Our protein production labs are now operating and our focus is on several key clients’ requirements including the recently announced National Institutes of Health contract for Parvovirus vaccine manufacture. In August, we issued our fiscal 2004 guidance range of sales from $71 to $75 million and per share earnings of $0.47 to $0.53. We look forward to reporting our progress towards these goals during the year. “

William J. Motto, Chairman and Chief Executive Officer, said, “At this time last year, I stated, ‘During fiscal 2003 we will focus on maximizing profits and cash flow and increasing shareholder value through cash dividends and, higher stock prices.’ All of these goals were achieved. Additionally, several other notable events occurred, Meridian was named to the Russell 2000® Index and named one of Forbes 200 Best Growth Companies. The Company also filed a shelf registration statement to position itself to offer securities should appropriate opportunities arise.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following.

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

COMPANY DESCRIPTION

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers and physician offices in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com. (end)